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Sanjay Khosla to Retire

After Leading Developing Markets to New Heights

Company Streamlines Regional Operating Structure

     DEERFIELD, Ill. – Dec. 3, 2012 – Mondelez International (NASDAQ: MDLZ) announced today that Sanjay Khosla, 61, Executive Vice President and President, Developing Markets, will retire in the spring of next year.

     “Having built our Developing Markets business into the growth engine of the company and a critical part of our global portfolio, Sanjay and I have been discussing since last year the best time for him to retire to pursue his passions for teaching, writing and board work,” said Irene Rosenfeld, Chairman and CEO. “With the spin-off completed and our new company successfully launched, we’ve agreed that now is the right time.” “I’m pleased to be leaving the company having largely accomplished the challenge Irene put before me when I first arrived: to dramatically increase our Developing Markets business,” Khosla said. “Moreover, I’m especially proud of the tremendous talent we’ve developed throughout the organization. Indeed, the people who will continue to lead the regions have earned their promotions. And I’m confident they will drive top-tier growth going forward." Following his retirement, Khosla will continue to work with the company through the end of 2013 in a consulting capacity to sponsor and further advance Mondelez International’s leadership development programs.

     Since joining the company in 2007, Khosla and his Developing Markets team have doubled the business through organic growth and more than tripled it after acquisitions, while also significantly improving profitability. With more than $16 billion in revenue, Developing Markets represent about 44 percent of Mondelez International’s 2011 net revenue.

Five Operating Units

     Given the size and importance of Developing Markets to the future growth of Mondelez International, the company announced that it would streamline its operating unit structure. Effective Jan. 1, 2013, Mondelez International will have five operating units: Europe; North America; Latin America; Asia Pacific; and Eastern Europe, Middle East & Africa (EEMEA).

     “I’m confident that this new streamlined region structure will fuel our growth by enhancing collaboration, expediting decision making and driving efficiencies,” Rosenfeld said.

The following operating unit leaders will report directly to Rosenfeld in the new structure:

·	Tim Cofer will continue to lead the company’s European business, which will now include Central European countries. This expanded region represents about 41 percent of the company’s net revenues. Prior to assuming his current role in 2011, Cofer led the company’s global Chocolate category and its integration efforts following the acquisition of Cadbury. His 20-year career also included a successful tenure leading the company’s former U.S. pizza business.

·	Pradeep Pant, who led the turnaround of the company’s business in Asia Pacific, will continue to lead that region. He will also oversee the newly formed EEMEA region.

Lawrence MacDougall, who currently leads the company’s business in the Middle East and Africa, will lead the expanded EEMEA region reporting to Pant. These two regions represent about 24 percent of the company’s revenues. Prior to joining the company in 2008, Pant held senior leadership roles at Fonterra Brands and Gillette, including more than 30 years of successful experience growing markets across Asia, Africa, the Middle East and Eastern Europe.

·	Mark Clouse will continue to lead the company’s North American business, which represents about 19 percent of revenues. Prior to assuming his current role in 2011, Clouse led the global Biscuits category following successful stints leading the company’s operations in Brazil and China. During his 16 years with the company, he has held a series of senior leadership roles in the company’s former North American businesses.

·	Gustavo Abelenda will continue to lead the company’s Latin American business, which represents about 16 percent of revenues. Abelenda joined the company in 1984 in Argentina and has extensive experience throughout the region in senior finance, strategy, sales, marketing and general management roles. He assumed his current role in 2003.

Chief Customer Officer and Gum & Candy Category

     The company also announced that Trevor Bond, Chief Customer Officer in charge of global sales, will lead an increase in focus on sales and additionally take on leadership for the Gum & Candy Global Category Team as President, Chief Customer Officer and Global Gum and Candy Category Leader. This combined role will accelerate sales synergies in the Gum & Candy category, particularly in the Hot Zone at the point of purchase.

     Jim Cali, who has led the company’s Gum category since 2006 and Gum & Candy category since 2008, will become SVP Snacking Strategy and Innovation. In this new role, he will advance the company’s global snacking strategy by spearheading the launch of key brands in white-space markets and leveraging his expertise to drive innovation best practices across snacking categories.

     Bond and Cali will report to Mary Beth West, EVP and Chief Category and Marketing Officer. West will continue to report to Rosenfeld.

About Mondelez International

     Mondelez International, Inc. (NASDAQ: MDLZ) is a world leader in chocolate, biscuits, gum, candy, coffee and powdered beverages. The company comprises the global snacking and food brands of the former Kraft Foods Inc. following the spin-off of its North American grocery operations in Oct. 2012. Mondelez International’s portfolio includes several billion-dollar brands such as Cadbury and Milka chocolate, Jacobs coffee, LU, Nabisco and Oreo biscuits, Tang powdered beverages and Trident gums. Mondelez International has annual revenue of approximately $36 billion and operations in more than 80 countries. Visit www.mondelezinternational.com and www.facebook.com/mondelezinternational.

Forward-Looking Statements

     This press release contains a number of forward-looking statements. Words, and variations of words such as "will" and "confident" and similar expressions are intended to identify our forward-looking statements. Our forward-looking statements include, but are not limited to, statements about: driving top-tier growth, the size and importance of Developing Markets to the company’s future growth, enhancing collaboration, expediting decision-making, driving efficiencies, accelerating sales synergies in the Gum & Candy category. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause our actual results to differ materially from those indicated in our forward-looking statements. Such factors include, but are not limited to, continued volatility of and increase in input costs, pricing actions, increased competition, continued economic weakness and tax law changes. Please also see our risk factors, as they may be amended from time to time, set forth in our filings with the SEC, including our most recently filed Annual Report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. Mondelez International disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation.

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